UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

PEAKSTONE REALTY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following FAQ was provided to employees of Peakstone Realty Trust or its subsidiaries on February 2, 2026:

Employee FAQ

1.	What was announced? Why now?
•
We announced that the Company and Brookfield Asset Management have entered into a definitive agreement in which a Brookfield private real estate fund would acquire all of the outstanding shares of Peakstone for $21.00 per share in cash.

•
Following an offer from Brookfield, our Board evaluated the proposed transaction and determined that it achieves the best value and other terms reasonably available for shareholders and is in the best interests of the Company.

•	This transaction recognizes the value of our industrial portfolio and the progress we have made expanding our IOS platform.

2.	Who is Brookfield?
•
Brookfield is a leading global alternative asset manager, headquartered in New York, with over $1 trillion of assets under management across infrastructure, renewable power and transition, private equity, real estate, and credit.

3.	What are Brookfield’s plans for Peakstone? Will there be any changes to our strategy?
•	It’s important to understand that we are early in the transaction process.
•	As part of the process, there will be a 30-day “go-shop” period during which time Peakstone may actively solicit and consider alternative acquisition proposals.
•	Following the “go-shop” period, we expect to have more information about what the Company might look like after close.
•	At this point, our operating plan, budgets, and priorities remain in place.
•	No one else is stepping in to run Peakstone during this process — that responsibility stays with our team.

4.	What does this transaction mean for employees?
•	Until we complete the transaction, we will continue to operate as an independent company.
•	While team members will be involved in the transaction work, it is important that you continue executing on your day-to-day responsibilities and keep supporting our tenants and vendors.
•	We remain accountable for our performance, our tenants, and how we show up every day.
•	Following the “go-shop” period, we expect to have more information about what the Company might look like after close.

5.	Are any layoffs or changes in compensation and benefits planned as a result of the transaction?
•	No decisions have been made regarding layoffs, compensation, or benefits as a result of this transaction.
•	Because the process is still in its early stages, we are not in a position to speculate about potential outcomes following close.
•	We understand that job security and compensation are important concerns, and as decisions are made and information becomes available, we will share it as directly and promptly as we can.

6.	What does this mean for Peakstone’s leadership team? Will they join Brookfield?
•	Just as with any of the employees, at this stage of the process, no decisions have been made regarding the future roles of the ELT.
•	Our focus is on completing the transaction and continuing to execute on our operating plans and priorities.
•	As decisions are made and information becomes available, we will share it as directly and promptly as we can.

7.	Does the announced transaction impact Peakstone’s plans to relocate its corporate offices?
•	No. The previously announced plan to relocate Peakstone’s corporate offices remains unchanged at this time.

8.	What will happen to the Peakstone stock that I own?
•	The agreement we’ve entered into provides for the acquisition of all of Peakstone common shares at a cash price of $21.00 per share on the closing date.
•	Pricing and terms are subject to change depending on the result of the “go shop” process.

9.	What does this announcement mean for tenants? Does this impact their contracts or lease terms?
•	Tenants should expect no changes in their day-to-day interactions with the Company.
•	All leases and contractual obligations are unchanged, and remain in full force and effect.
•	All points of contact, billing, approvals, and ongoing communications remain the same.

10.	What happens next? What can I expect between now and close?
•	Over the next several months, the Company will continue to operate as it does today, while also supporting the transaction process.
•	Our priorities remain operating the business, supporting our tenants and executing on our existing plans.
•	We expect the transaction to close by the end of the second quarter of 2026, subject to customary closing conditions.

11.	Can I buy or sell Peakstone stock during this process?
•	Employees should be mindful that they may have access to material non-public information regarding the Company and the transaction.
•	Buying or selling Peakstone stock while in possession of non-public information may be restricted under securities laws and company policy.
•	If you have questions about whether you may trade Peakstone stock, please consult the Company’s insider trading policy or contact Michael Patterson at mpatterson@pkst.com before taking any action.

12.	What can I say to family, friends or others who ask about the transaction?
•	It’s fine to acknowledge publicly available information about the transaction, including that Peakstone has entered into an agreement with Brookfield.
•	Employees should not discuss non-public details or speculate about outcomes or timing.

13.	What should I do if I receive an inquiry from a third party interested in participating in the “go-shop” process?
•	Employees should not engage in discussions with third parties regarding the “go-shop” process.
•	Any inquiries from third parties expressing interest in participating in the “go-shop” should be promptly directed to Michael Patterson at mpatterson@pkst.com.

14.	Who can I contact if I have any more questions?
•	If you have any questions, please do not hesitate to reach out to Michael Patterson at mpatterson@pkst.com.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the Securities and Exchange Commission (“SEC”) a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and any other documents filed by the Company with the SEC (when available) may be obtained free of charge at the SEC’s website at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://pkst.com or by contacting the Company’s Investor Relations by email at ir@pkst.com.

Participants in the Solicitation

The Company and its trustees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed transaction. Information about the Company’s trustees and executive officers and their ownership of the Company’s securities is set forth in the Company’s proxy statement on Schedule 14A for its 2025 annual meeting of shareholders, filed with the SEC on April 11, 2025, and subsequent documents filed with the SEC.

Additional information regarding the identity of participants in the solicitation of proxies, and a description of their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction when they become available.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed transaction, including any statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, future opportunities for the Company, and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of, and subject to the safe harbor created by, the U.S. Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “would,” “could”, “potential,” “continue,” “ongoing,” “upside,” and “increases,” and similar expressions.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements.  Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.  Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with the Company’s ability to obtain the shareholder approval required to consummate the proposed Mergers and the timing of the closing of the proposed Mergers, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed Mergers would not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the Merger Agreement, (iii) the risk that shareholder litigation in connection with the proposed Mergers may affect the timing or occurrence of the proposed Mergers or result in significant costs of defense, indemnification and liability, (iv) unanticipated difficulties or expenditures relating to the proposed Mergers, the response of business partners and competitors to the announcement of the proposed Mergers, potential difficulties with the Company’s ability to retain and hire key personnel and maintain relationships with tenants and other third parties as a result of the proposed Mergers, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed Mergers, (v) changes affecting the real estate industry and changes in market and economic conditions, including tariffs, geopolitical tensions and elevated inflation and interest rates that may adversely impact the Company or its tenants, (vi) increased or unanticipated competition in the real estate market, (vii) the uncertainties of real estate development, acquisition and disposition activity, (viii) maintenance of real estate investment trust (“REIT”) status, (ix) fluctuations in interest rates and the costs and availability of financing, (x) the ability to enter into new leases or renew leases on favorable terms, (xi) dependence on tenants’ financial condition, and (xii) those additional risks and factors discussed in reports filed with the SEC by the Company from time to time, including those discussed under the heading “Risk Factors” in its most recently filed report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 20, 2025 (as amended on March 27, 2025), as updated by the Company’s subsequent periodic reports filed with the SEC, including the Company’s report on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the SEC on May 8, 2025, August 7, 2025 and November 5, 2025, respectively.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Investors should not place undue reliance upon forward-looking statements.